EXHIBIT 10.2

Amendments to Catalyst Enterprises, Inc.

2005 Stock Option Plan

a.	The Plan name is hereby changed to the “LeCroy Corporation (Catalyst) 2005 Stock Option Plan.”

b.	Each of the following definitions appearing in Section 2 is hereby amended to read in its entirety as follows:

“(c)	‘Committee’ shall mean the Compensation Committee of the Board.”

“(e)	‘Company’ shall mean LeCroy Corporation, a Delaware corporation.”

“(t)            ‘Plan’ shall mean this LeCroy Corporation (Catalyst) 2005 Stock Option Plan as set forth in this document and as the same may be amended from time to time.”

c.	The first paragraph of Section 3 is hereby amended in its entirety as follows:

“3.                 Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 136,826. The Shares may be authorized but unissued or reacquired shares of Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares which were subject to the Option but as to which the Option was not exercised shall become available for other Option grants under the Plan, unless the Plan shall have been terminated.”

d.	Sections 4(a) through 4(c) are hereby amended in their entirety as follows:

“(a)       Procedure. The Plan shall be administered by the Committee, provided, that the Board by resolution duly adopted may at any time or from time to time determine to assume any or all of the functions of the Committee under the Plan, and during the period of effectiveness of any such resolution, references herein to the "Committee" shall mean the Board acting in such capacity.

(b)	Intentionally deleted.

(c)	Intentionally deleted.”

e.

Section 4(e) is hereby amended by adding after the phrase "In addition to its other powers," the phrase: "subject to compliance with Section 409A of the Code and any Treasury Regulations promulgated thereunder ("409A")." Section 4(e) shall be amended further by adding the following sentence immediately after the first sentence of the Section: "The Board's discretion is subject to compliance with Section 409A, so that if any transaction described in (i), (ii) or (iii) shall occur, the Board (or the Committee)

shall have the power to accelerate unvested Options if and only if such applicable transaction is a "Change of Control Event" as defined in Section 409A."

f.	Section 5(a) is hereby amended by adding the following sentence to the end thereof:

“No Incentive Options shall be granted hereunder after the assumption of this Plan by the Company pursuant to the Agreement and Plan of Merger by and among the Company, 2006 Franklin Congress Corporation, Catalyst Enterprises, Inc. and Nader Salehomoum, dated as of September 29, 2006, unless the Plan shall thereafter have been approved by the stockholders of the Company in a manner and at a time satisfying Section 422 of the Code.”

g.

Section 8(a) shall be amended by deleting reference to Incentive Stock Options and Non-Statutory Stock Options as well as reference to an 85% of fair market value. As a result, the first portion of the first sentence prior to "provided that" shall be replaced in its entirety with the following: "Except as provided in subsections (b) and (c) below, the exercise price for the Shares to be issued pursuant to any Option shall be such price as is determined by the Committee, which shall in no event be less than the fair market value of such Shares on the date the Option is granted;”

h.	Section 16, requiring the separate delivery of financial statements to Optionees under the Plan, is hereby stricken.